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Exhibit 99.1


                         STATEFED FINANCIAL CORPORATION
                             13523 University Avenue
                                Clive, Iowa 50325


FOR MORE INFORMATION                           FOR IMMEDIATE RELEASE
     Contact Andra K. Black                    Date  March 7, 2003
     Executive Vice President & CFO
     (515) 223-8484


                         STATEFED FINANCIAL CORPORATION
                             DECLARES CASH DIVIDEND


     DES MOINES, IOWA - StateFed Financial Corporation, parent corporation of State Federal Savings and Loan Association of Des Moines, announced today that the Corporation will pay a regular cash dividend of $.10 (10 cents) per share for the 3rd quarter of the 2003 fiscal year. The dividend will be payable on April 4, 2003 to shareholders of record on March 31, 2003.

State Federal serves central Iowa through its three offices located in Des Moines and Clive, Iowa. At March 7, 2003, State Federal exceeded all applicable regulatory capital requirements on a fully-phased in basis.

     The Corporation had $98.9 million in assets and $14.0 million in stockholders' equity as of December 31, 2002. The Corporation's stock is trades on the NASDAQ System under the symbol "SFFC".

     When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.
     The Company does not undertake, and specifically disclaims, any obligations to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect the occurrence of anticipated events or circumstances after the date of such statements.